Alfred Ayensu-Ghartey
Vice President and Associate General Counsel
(212) 314-2777
Alfred.Ayensu-Ghartey@equitable.com

[EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA]	LAW DEPARTMENT

April 19, 2024

Equitable Financial Life Insurance Company of America

8501 IBM Drive, Suite 150

Charlotte, NC 28262-4333

Dear Sirs:

This opinion is furnished in connection with the filing by Equitable Financial Life Insurance Company of America (“Equitable America”) on Form S-3 Registration Statement of the Company for the purpose of registering interests in the Market Stabilizer Option® (“Interests”) under the Securities Act of 1933.

I have examined such corporate records of Equitable America and provisions of the Arizona Insurance Law as are relevant to authorization and issuance of the Contracts and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1. Equitable America is a corporation duly organized and validly existing under the laws of the State of Arizona.

2. The Interests are duly authorized and, when issued in accordance with applicable regulatory approvals, represent validly issued and binding obligations of Equitable America.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Alfred Ayensu-Ghartey
Alfred Ayensu-Ghartey